Exhibit 5.2

September 2, 2020

Idera Pharmaceuticals, Inc.

505 Eagleview Boulevard, Suite 212

Exton, Pennsylvania 19341

RE:	Idera Pharmaceuticals, Inc. – Registration Statement on Form S-3 (File No. 333-240366)

Ladies and Gentlemen:

We have acted as counsel to Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-3 (No. 333-240366) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2020, and declared effective by the Commission on September 2, 2020, the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement of the Company dated September 2, 2020, including the accompanying Base Prospectus, filed by the Company with the SEC on September 2, 2020 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus”), relating to the offering and sale by the Company of up to $46,581,000 aggregate offering price of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) in an “at the market offering” as defined in Rule 415 of the Act in accordance with the Equity Distribution Agreement, dated November 26, 2018, between the Company and JMP Securities LLC (the “Sales Agreement”).

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon written actions by the operating committee of the board of directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates and written actions by the operating committee of the board of directors of the Company.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the certificate of incorporation and bylaws of the Company, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the Prospectus, (iv) the Sales Agreement, and (v) the written actions of the operating committee of the board of directors referenced above.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefore as contemplated by the Sales Agreement and a Placement Notice (as defined in the Sales Agreement), will be duly and validly issued, fully paid and non-assessable.

Idera Pharmaceuticals, Inc.

September 2, 2020

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be filed with the Commission (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP